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                                                                     Exhibit 4.2

                        CONDOR TECHNOLOGY SOLUTIONS, INC.
                          1997 LONG-TERM INCENTIVE PLAN

                            Option Grant Certificate

This Grant Certificate evidences the grant of an option pursuant to the provisions of the 1997 Long-Term Incentive Plan (the "Plan") of Condor Technology Solutions, Inc. (the "Company") to the individual whose name appears below (the "Grantee"), covering the specific number of shares of Common Stock of the Company ("Stock") set forth below, pursuant to the provisions of the Plan, subject to the condition subsequent that the initial public offering of the Company's Common Stock actually closes, and otherwise on the following express terms and conditions:

1.      Name of Grantee:

2. Number of shares of Stock of the Company which are subject to this option:

                    shares
              ------

3.      Exercise price of shares subject to this option:

             $      per share
              ----

4.       Date of grant of this option:

                     , 1998
              -------

5.       Vesting:

              In three (3) equal installments on each of the first three (3) anniversaries from the date of grant.

6.       Termination date of this option:

              The earlier of the tenth anniversary of the date of grant, or the 90th day following termination of employment; provided that during such 90 day period, the option will be exercisable only to the extent it was vested as of the date of such termination. Notwithstanding the foregoing, this option shall terminate immediately if such termination is for cause, as determined by the Committee.

7.       Type of option:

              Nonqualified Stock Option

The Grantee hereby acknowledges receipt of a copy of the Plan as presently in effect. The text and all of the terms and provisions of the Plan are incorporated herein by reference, and this option is subject to these terms and provisions in all respects.

At any time when the Grantee wishes to exercise this option, in whole or in part, the Grantee shall submit to the Company a written notice of exercise, specifying the exercise date and the number of shares to be exercised. Upon exercise, the Grantee shall remit to the Company the exercise price, plus an amount sufficient to satisfy any withholding tax obligation of the Company that arises in connection with such exercise.

CONDOR TECHNOLOGY SOLUTIONS, INC.               AGREED TO AND ACCEPTED BY: